Exhibit 99.1

Strayer Education, Inc. Reports First Quarter 2014 Revenues and Earnings; and Spring Term 2014 Enrollments

HERNDON, Va.--(BUSINESS WIRE)--May 7, 2014--Strayer Education, Inc. (NASDAQ: STRA) today announced financial results for the three months ended March 31, 2014. Financial highlights are as follows:

Three Months Ended March 31

  Revenues for the three months ended March 31, 2014 decreased 15% to $116.5 million, compared to $137.5 million for the same period in 2013, principally due to lower enrollment.
  Income from operations was $25.9 million compared to $29.9 million for the same period in 2013, a decrease of 13%. Operating income margin was 22.2% compared to 21.8% for the same period in 2013.
  Net income was $14.8 million compared to $17.2 million for the same period in 2013, a decrease of 14%. Diluted earnings per share was $1.40 compared to $1.59 for the same period in 2013, a decrease of 12%. Diluted weighted average shares outstanding decreased 2% to 10,581,000 from 10,850,000 for the same period in 2013.

Balance Sheet and Cash Flow

At March 31, 2014, the Company had cash and cash equivalents of $126.2 million. The Company generated $33.2 million from operating activities in the first quarter of 2014, compared to $31.4 million during the same period in 2013. Capital expenditures were $1.0 million for the three months ended March 31, 2014, compared to $2.4 million for the same period in 2013.

The Company is party to a revolving credit and term loan agreement. This credit facility, which is secured by the assets of the Company, provides for a $125.0 million term loan facility and $100.0 million revolving credit facility with a maturity date of December 31, 2016. At March 31, 2014, the Company had $121.1 million outstanding under its term loan and no outstanding balance under its revolving credit facility.

The company had $70.0 million of share repurchase authorization remaining at March 31, 2014. No shares were purchased in the first quarter of 2014.

For the first quarter 2014, bad debt expense as a percentage of revenues was 4.3% compared to 4.0% for the same period in 2013. Days sales outstanding was 14 days at the end of the first quarter of 2014 compared to 15 days at the end of the first quarter of 2013.

Student Enrollment

Total enrollment at Strayer University for the 2014 spring term decreased 10% to 41,327 students compared to 46,130 students for the same term in 2013. Across the Strayer University campus and online system, new student enrollments increased 1%, while continuing student enrollments decreased 13%.

Stock-based Compensation Activity

In February 2014, the Company’s Board of Directors approved grants of restricted stock to certain individuals under the Company’s 2011 Equity Compensation Plan. The Company granted approximately 46,000 shares of restricted stock, which vest 100% in February 2018. The Company’s stock price closed at $33.65 on the date of these restricted stock grants.

Common Stock and Common Stock Equivalents

At March 31, 2014, the Company had 10,843,301 common shares issued and outstanding, including 286,647 shares of restricted stock. The company also had 200,000 restricted stock units outstanding, and 100,000 unvested stock options outstanding.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2014 earnings at 10:00 a.m. (ET) today. To participate in the live call, investors should dial (877) 303-9047 10 minutes prior to the start time. In addition, the call will be available via live webcast. To access the live webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. Following the call, the webcast will be archived and available at www.strayereducation.com.

About Strayer Education, Inc.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University. Strayer’s mission is to make higher education achievable for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health services administration, public administration, and criminal justice to working adult students. Strayer University also offers an executive MBA online and corporate training programs through its Jack Welch Management Institute. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is based in Washington, D.C. and accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as “expect,” “estimate,” “assume,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words. The statements are based on the Company’s current expectations and are subject to a number of assumptions, uncertainties and risks. In connection with the safe-harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially from those expressed in or implied by such statements. The assumptions, uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state regulatory requirements, rulemaking by the Department of Education and increased focus by the U.S. Congress on for-profit education institutions, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, risks associated with the ability of our students to finance their education in a timely manner, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its subsequent filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward-looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended March 31,
	2013	2014

Revenues	$137,506	$116,468
Costs and expenses:
Instruction and educational support	73,427	59,113
Marketing	17,721	16,314
Admissions advisory	5,351	4,119
General and administration	11,088	11,013
Total costs and expenses	107,587	90,559
Income from operations	29,919	25,909
Investment income	-	1
Interest expense	1,296	1,353
Income before income taxes	28,623	24,557
Provision for income taxes	11,392	9,774
Net income	$17,231	$14,783

Earnings per share:
Basic	$1.59	$1.40
Diluted	$1.59	$1.40

Weighted average shares outstanding:
Basic	10,813	10,529
Diluted	10,850	10,581

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31,	March 31,
	2013	2014
ASSETS
Current assets:
Cash and cash equivalents	$ 94,760	$ 126,200
Tuition receivable, net	15,842	15,481
Other current assets	16,738	16,095
Total current assets	127,340	157,776
Property and equipment, net	94,421	90,528
Deferred income taxes	17,129	14,990
Goodwill	6,800	6,800
Other assets	8,576	7,520
Total assets	$ 254,266	$ 277,614

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 38,527	$ 38,503
Income taxes payable	2,569	10,937
Deferred revenue	656	1,947
Other current liabilities	281	281
Current portion of term loan	3,125	3,906
Total current liabilities	45,158	55,574
Term loan, less current portion	118,750	117,188
Other long-term liabilities	51,456	50,685
Total liabilities	215,364	223,447
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01, 20,000,000 shares authorized; 10,797,464 and 10,843,301 shares issued and outstanding at December 31, 2013 and March 31, 2014, respectively	108	108
Additional paid-in capital	7,137	7,544
Retained earnings	31,629	46,412
Accumulated other comprehensive income (loss)	28	103
Total stockholders' equity	38,902	54,167
Total liabilities and stockholders' equity	$ 254,266	$ 277,614

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
	For the three months ended
	March 31,
	2013	2014
Cash flows from operating activities:
Net income	$17,231	$14,783
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of gain on sale of assets	(70)	(70)
Amortization of deferred rent	27	(199)
Amortization of deferred financing costs	195	195
Depreciation and amortization	6,190	5,803
Deferred income taxes	(661)	(602)
Stock-based compensation	2,250	1,961
Changes in assets and liabilities:
Tuition receivable, net	1,081	1,338
Other current assets	1,645	926
Other assets	(4)	-
Accounts payable and accrued expenses	(8,220)	(336)
Income taxes payable and income taxes receivable	11,847	9,224
Deferred revenue	(265)	3,699
Other long-term liabilities	147	(3,505)
Net cash provided by operating activities	31,393	33,217

Cash flows from investing activities:
Purchases of property and equipment	(2,368)	(996)
Net cash used in investing activities	(2,368)	(996)

Cash flows from financing activities:
Repurchase of common stock	(24,999)	-
Payments on term loan	(781)	(781)
Net cash used in financing activities	(25,780)	(781)
Net increase in cash and cash equivalents	3,245	31,440
Cash and cash equivalents - beginning of period	47,517	94,760
Cash and cash equivalents - end of period	$50,762	$126,200

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$706	$22

CONTACT:
Strayer Education, Inc.
Mark C. Brown, Executive Vice President and Chief Financial Officer
703-247-2514
mark.brown@strayer.edu
or
Daniel Jackson, Senior Vice President and Treasurer
703-713-1862
daniel.jackson@strayer.edu